Exhibit 99.1


       IMPORTANT NOTICE REGARDING THE BLACKOUT PERIOD FOR
            THE EOG RESOURCES, INC. SAVINGS PLAN AND
      THE EOG RESOURCES, INC. MONEY PURCHASE PENSION PLAN
AND YOUR RIGHTS TO TRADE EOG RESOURCES, INC. COMMON STOCK DURING
                       THE BLACKOUT PERIOD

To:   All EOG Resources, Inc. Directors and Executive Officers

From: Barry Hunsaker
      Senior Vice President and General Counsel
      EOG Resources, Inc.

The purpose of this notice is to inform you that the EOG Resources, Inc. Savings Plan and the EOG Resources, Inc. Money Purchase Pension Plan (collectively, the "Plans") will be entering a blackout period due to a Trustee and Recordkeeper conversion from WyStar/Wachovia to Schwab Retirement Plan Services, Inc. Because you are a director or executive officer of EOG Resources, Inc. ("EOG"), you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the Securities and Exchange Commission ("SEC") related thereto, which prohibit directors or executive officers of EOG from engaging in certain transactions in EOG Resources, Inc.'s Common Stock during a blackout period. All current and former participants in the Plans were informed via notice mailed November 5, 2004, a copy of that notice is attached.

During the blackout period, directors and executive officers may no longer exercise stock options or trade EOG's securities held outside of the Plans. The insider trading provision specifically prohibits corporate insiders from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of a publicly traded company that they acquired in connection with service or employment as a director or executive officer of that company. Equities acquired in connection with the individual's service as a director or officer are subject to the restriction, including securities acquired before the Sarbanes-Oxley Act was passed or before the company went public. There is a rebuttable presumption that any securities sold during a blackout period are not exempt from the rule (i.e., the individual corporate insider bears the burden of proving that the securities were not "acquired in connection with service or employment"). However, the rules exempt various acquisitions or dispositions that occur automatically, are made pursuant to an advance election, or are otherwise outside of your control. If you are aware of any acquisitions or dispositions of shares on your behalf that may occur under these types of conditions, please contact me to determine if the acquisition or disposition falls within an exemption to the rules.

Key Dates:
Blackout Beginning Date:           December 27, 2004
Expected Blackout End Date:        The week of January 10, 2005

Violations of the insider trading prohibition will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Securities and Exchange Act of 1934, as amended, including, in some cases, criminal penalties.

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout period is needed. During the blackout period and thereafter, you can determine without charge whether the blackout period has started or ended or ask any other questions you may have regarding this notice by contacting Julie Clay at EOG Resources, Inc. 333 Clay Street, Suite 4200, Houston, Texas 77002, by phone at (713) 651-6960 or via e-mail at julie_clay@eogresources.com.